QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99

PanAmSat

July 12, 2004

Important Notice Concerning Your Rights Under the PanAmSat Corporation Retirement Savings Plan

Dear PanAmSat Corporation Retirement Savings Plan Participant:

As a result of the upcoming sale of PanAmSat Corporation there will be a period of time when you will be unable to access your PanAmSat Corporation Stock Investment Option to direct or diversify this investment option, obtain a new loan from the plan, or obtain a distribution from the plan. This time, during which you will be unable to exercise your rights otherwise available under the plan, is called a "Blackout Period." The Blackout Period will begin on August 12, 2004 and is expected to end on September 30, 2004. Whether or not you are planning retirement in the near future, we encourage you to carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial planning.

It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify your investments in the PanAmSat Stock Fund during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Contributions will continue to be invested in your account during the blackout period.

Federal law generally requires that you receive notice of a Blackout Period at least 30 calendar days in advance of the last date on which you can exercise your affected rights immediately before the commencement of any Blackout Period in order to provide you with sufficient time to consider the effect of the Blackout Period on your retirement and financial plans.

The beginning or end of the Blackout Period is subject to change based upon circumstances surrounding the upcoming sale of PanAmSat.

If you have questions concerning the blackout period described in this notice, you should contact:

Sarah Lockwood
20 Westport Road, Wilton Connecticut 06897
203-210-8679
Between the hours of 9am—6pm (Eastern Standard Time)

Sincerely,

D.M. Reid
Senior Vice President Human Resources
PanAmSat Corporation

20 Westport Road · Wilton, Connecticut 06897 · USA · Phone 1.203.210.8000 · Fax 1.203.210.8001

QuickLinks

PanAmSat